

Pierre Soulages (b. 1919)



Pierre Soulages is one of only three artists, next to Picasso and Chagall, to be honored with a solo exhibition at the Louvre during their lifetime.

INVESTMENT THESIS

Price Appreciation of Similar Works

13.7%

Initial Offering

$944,000

Similar Sales



$1.2m
$1.0m
$0.8m
$0.6m
$0.4m
$0.2m
09
14
19

Investment Overview

Offering Circular	sec.gov/edgar
Auction History	significant 37 years
2020 Auction Sales	moderate $29,445,934
Repeat Sales	view

1% Progress

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DEAL SHEET

WHY WE LIKE THIS PAINTING

- At 101 years old, Pierre Soulages is considered to be one of the world's great living artists and is hailed in France as a national treasure.
- In 2019, Soulages became only the third artist to be honored with a solo show at the Louvre in Paris during their lifetime, alongside Pablo Picasso and Marc Chagall.
- The work is domestic in size and emblematic of the artist's signature Outrenoir series, which explores the relationship between light and black paint.
- The top auction record for a post-2000 Outrenoir examples has grown from $245,000 in 2010, to $2.85 million, which was set in November 2018 for a large format example, titled *Peinture 186 × 143 cm, 23 décembre 1959* (1959).
- Although there are no guarantees, similar works have shown attractive historical price appreciation at auction of 13.7% annualized from 2007 to 2020.

Past performance is no guarantee of future results. Repeat sales data may be limited and not representative of the entire artist market. An investor must read the Offering Circular before making an investment decision.



2020 Auction Sales	2020 Number of Lots Sold
$29,445,934	189

PIERRE SOULAGES

b. 1919, FRANCE



Acrylic on canvas | 32 × 32 in. (81 × 81 cm.)

Pierre Soulages is one of only three artists, next to Picasso and Chagall, to be honored with a solo exhibition at the Louvre during their lifetime.

$944,000

INITIAL OFFERING

13.7%

ANNUAL APPRECIATION OF SIMILAR WORKS[1]

The Painting is a small-scale example of Pierre Soulages' late "Outrenoir" paintings, which he began to develop in 1979 and solidified in the early 2000s. The work is emblematic of the artist's signature Outrenoir series or "beyond black," which explores the relationship between light and black paint. While the Painting is less than three feet in height by three feet in width, the largest "Outrenoir" works to sell at auction have exceeded 100 inches in height or width. The Painting features a matte black background with numerous glossy marks, created with a palette knife by the artist's own hand, that are arranged in the upper half and lower left quadrant of the composition. Though as of December 31, 2010, the record auction price for any Outrenoir painting was just under $245,000, in 2018 a large format triptych from the series, entitled *Peinture 227 × 306 cm, 2 mars 2009*, sold for $2.85 million. As of October 6, 2021, this 2009 triptych remains the most expensive work created after 2000 by the artist to sell at auction. The series, composition, domestic scale and execution of the Painting make it a commercial example by Pierre Soulages.

Paintings by Pierre Soulages are held in some of the most important permanent collections in the world, including the Guggenheim Museum in New York, the Tate Modern in London, and the Centre Pompidou in Paris, among others. Additionally, in 2001, Soulages became the first living artist granted an exhibition at the Saint Petersburg's State Hermitage Museum, and in 2009, the artist was the subject of a retrospective at the Musée National d'Art Moderne, Centre Pompidou. In 2019, he became only the third artist to be honored with a solo show at the Louvre during their lifetime, alongside Marc Chagall and Pablo Picasso. Shortly before the retrospective, Soulages' work was also exhibited in "Pierre Soulages: A Century," a solo exhibition at Lévy Gorvy in New York that commemorated the artist's 100th birthday. A grand collection of Soulages' work is present at his eponymous museum in his hometown of Rodez in France, to which he and his wife donated around 500 works. As of October 6, 2021, the artist's top auction records have been set for large format paintings from the late 1950s and early 1960s. As of October 6, 2021, these top auction records are led by *Peinture 186 × 143 cm, 23 décembre 1959* (1959), which sold for $10,600,000 on November 15, 2018, followed by *Peinture 200 × 162 cm, 14 mars 1960* (1960), which sold for €9,351,500 ($10,288,248) on November 27, 2019, and *Peinture 162 × 130 cm, 14 avril 1962* (1962), which sold for €6,120,000 ($6,885,000) on June 6, 2017.

AS OF OCTOBER 6, 2021, SOULAGES' AUCTION RECORDS ARE LED BY *PEINTURE 186 × 143 CM, 23 DÉCEMBRE 1959* (1959), WHICH SOLD FOR $10,600,000 ON NOVEMBER 15, 2018, FOLLOWED BY *PEINTURE 200 × 162 CM, 14 MARS 1960* (1960), WHICH SOLD FOR €9,351,500 ($10,288,248) ON NOVEMBER 27, 2019, AND *PEINTURE 162 × 130 CM, 14 AVRIL 1962* (1962), WHICH SOLD FOR €6,120,000 ($6,885,000) ON JUNE 6, 2017.

AUCTION RESULTS FOR SIMILAR WORKS[2]


$1.2M
$0.9M
$0.6M
$0.3M
2006
2008
2009
2010
2011
2012
2013
2014
2015
2016
2017
2018
2019
2020

PIERRE SOULAGES,

Pierre Soulages (b. 1919) is considered to be one of the most important and accomplished French painters still working today. Soulages began his artistic education in 1938, at the prestigious École nationale supérieure des Beaux-Arts in Paris, but never finished his formal schooling. After serving in the military during World War II, Soulages returned to Paris in 1946, and began working wholly in an abstract style. Over the course of his decades-long career, Soulages' commitment to abstraction and interest in the properties of black paint and its relationship with light has not wavered. Though his late 1950s and early 1960s works feature hints of color, in subsequent years, black began to dominate his practice. The sought after "Outrenoir" monochrome paintings are the culmination of his practice.



PIERRE SOULAGES,



PIERRE SOULAGES,



PIERRE SOULAGES,



PIERRE SOULAGES,

1. Historical appreciation rates reflect an implied annualized return for a given artwork based on its purchase and sale at auction, including purchase and sale commissions paid to the auction house. Historical appreciation rates are not comparable to, or intended to represent or be a proxy, for returns on Masterworks shares. Artist information is presented for illustrative purposes only and Masterworks does not own, securitize, purchase or sell works by all of such artists. Past performance is no guarantee of future results, and an investor can lose money.

2. The chart captures the historical data for selected auctions sales transactions, which are similar to the Painting. The set of similar sales comprise paintings by Pierre Soulages with the following criteria: fully black paintings of the Outrenoir series that were completed between 2000 and 2020 that measure between 30 inches by 30 inches and 60 inches by 60 inches. Given the lack of sales of works that meet the series and year criteria that are similar in scale to the Painting, the Painting is representative of the smaller end of this dimension criteria. Additionally, all of the works in the comparative set were created between 2004 and 2011, and the Painting was created in 2016. The data was sourced from publicly available auction records and does not include private sales. Such data may be incomplete or inaccurate. Sale records that do not contain images may be excluded from the comparative set. Although the paintings in the described set have similar characteristics to the Painting, each individual painting is unique in terms of artistic content, coloring, condition, provenance and other factors. We, therefore, cannot make any determination or representation that any of the data set forth below is useful in determining the value of the Painting and you are urged not to place undue reliance on such data. Similar sales may include transactions involving Masterworks acting as a buyer or seller. For the purposes of the table below, any sale that was conducted in a foreign currency has been converted to US Dollars at the prevailing exchange rate as of the applicable sale date. The realized prices comprised by this set of transactions have increased at an estimated 13.7% CAGR implied from selected sales occurring from May 30, 2007 to December 5, 2020.